PERSONAL AND CONFIDENTIAL

May 6, 2022

Brad M. Watkins
72 Candy Lane
Syosset, NY 11791

Dear Brad,

We are pleased to offer you the position of Executive Vice President - Chief Financial Officer of Oppenheimer Holdings Inc. ("OPY"), its principal subsidiary, Oppenheimer & Co. Inc. ("Oppenheimer" collectively with OPY, the "Company"), and certain subsidiaries and affiliated entities of OPY to be determined at a later date. We have reached an agreement regarding your responsibilities and the expectation that you will perform all duties associated with such position as related to OPY, Oppenheimer, and OPY's subsidiaries and affiliated entities, including but not limited to joining the Board of Directors, joining various committees, and acting as the Chief Financial Officer for certain of OPY and OPY's domestic and foreign entities. We expect that your start date will be as soon as possible, but no later than the date after which your obligations to your current employer have ended. You will be located at Oppenheimer's headquarters, which is located at 85 Broad Street, New York, NY 10004, and will report directly to the undersigned, Albert G. Lowenthal, Chairman of the Board and Chief Executive Officer. The expectation is for you to work from our offices every workday, subject to some flexibility to work from home on an as needed basis.

License

Oppenheimer expects that you will obtain the Series 27 license within ninety (90) days of your start date.

Salary

While you are employed full-time, Oppenheimer will pay you an annual salary (your "Salary") in the amount of $300,000.00, less any applicable payroll deductions, payable semi-monthly, as in accordance with Oppenheimer's normal payroll practices. Your Salary for 2022 will be pro-rated based on your start date.

Bonus

For the calendar year 2022, you will be entitled to receive a Cash Bonus in the amount of $500,000.00. Oppenheimer will pay such Cash Bonus to you on or around the first week of February of the succeeding year.

Beginning in the calendar year 2023, and for each subsequent calendar year of employment, you will be eligible to receive a discretionary Cash Bonus with respect to each complete calendar year during which you remain employed. Oppenheimer will pay such discretionary Cash Bonus for any calendar year on or around the first week of February of the succeeding year. The foregoing does not, however, in any way constitute a guarantee of, or commitment by Oppenheimer with respect to, the payment of any such discretionary Cash Bonus.

Deferred Stock Award

Upon commencement of employment, you will be entitled to receive a Deferred Stock Award of 10,000 Class A shares (the "Initial Grant") of common stock of Oppenheimer Holdings Inc. ("OPY Shares").

You understand and agree that the Initial Grant is subject to a recommendation made to the Compensation Committee of the Board of Directors of OPY and subject to final Board approval. If granted, share awards will vest and be delivered to you (subject to income taxes based on the fair market value on the date of vesting) if you remain employed by the Firm on the date of vesting. The Initial Grant will vest on the five (5) year anniversary of their issuance date, subject to the terms set forth in your Stock Award Agreement and the Oppenheimer Holdings 2014 Incentive Plan. Prior to the fifth (5th) year, your vesting percentage is zero. Receipt of the Initial Grant will be subject to your execution of standard firm paperwork related to Deferred Stock Awards.

Notwithstanding this vesting schedule, should your employment be terminated prior to the fifth (5th) anniversary of your start date, otherwise than "For Cause" (as defined in Annex A) you will receive a cash severance payment, in addition to any other severance payments outlined below, in an amount equal to 10,000 times the closing price of OPY Shares on the New York Stock Exchange on your termination date, times a percentage equal to the number of whole months (but not days) elapsed since the date of the Initial Grant divided by sixty (60), net of any standard payroll withholdings and tax obligations. You understand and agree that the calculation of non-vested time will not include the time period after the termination of your employment. You further understand that the cash payment set forth above is related only to the Initial Grant and not to any other deferred or other stock award you receive from Oppenheimer Holdings.

Severance Pay

During your first five (5) years of employment, if you are terminated otherwise than "For Cause" and subject to the delivery to Oppenheimer Holdings of a signed and valid Release and/or the standard severance agreement in use by the Company at the time within the period set forth in the Release and/or severance agreement, an amount of separation pay (the "Cash Separation Pay") equal to a minimum of eight (8) months of your then base salary and a prorated bonus payment equal to sixty-seven percent (67%) of the amount that is equal to the average of your last three (3) years of discretionary Cash Bonuses or such lesser amount of years if you are employed less than three (3) years (the "Prorated Bonus Payment"). The purpose of this section of the agreement is to protect you from a not "For Cause" termination. You understand and agree that you will only be paid your Salary until your termination date if you are terminated "For Cause".

Actively Employed

In order to receive any compensation described in this letter, you must be "Actively Employed" on the date Oppenheimer would make the payment to you. "Actively Employed" means that you have not resigned or had your employment terminated for any reason, have not died or become disabled, taken or been placed on voluntary leave or medical leave, or experienced any other event or condition that prevents you from applying your efforts to full-time employment with Oppenheimer during normal working hours.

Notice Period

In consideration for this offer of employment and Oppenheimer making the financial commitment contemplated hereunder, you hereby covenant and agree that you will not retire, resign or otherwise terminate your employment with Oppenheimer without first giving Oppenheimer at least one hundred twenty (120) days prior written notice of the effective date of your retirement, resignation or other termination. Such written notice shall be delivered by hand to the undersigned or such other person appointed by Oppenheimer.

Oppenheimer retains the right to waive the notice requirement in whole or in part, and to terminate your employment-at-will with or without prior notice. During the notice period, Oppenheimer may, in its sole discretion, but is not obligated to, provide you with work. Oppenheimer may, for all or part of the notice period, in its sole discretion: (a) require you to conduct yourself in the normal course of business at Oppenheimer and to continue to perform your duties to the best of your ability; (b) require you to remain away from Oppenheimer's premises; (c) require you not to perform any duties on behalf of Oppenheimer; (d) require you to perform other duties and/or functions (provided such duties are not inconsistent with your title); (e) require you not to contact individuals or entities that have been clients of Oppenheimer during your employment at Oppenheimer or with which Oppenheimer sought to do business during your employment at Oppenheimer; or (f) withdraw any powers vested in, or duties assigned to, you. For the duration of the notice period in which you are employed by Oppenheimer, Oppenheimer will continue to pay your salary and provide you with benefits for that period consistent with your salary and benefits immediately prior to the beginning of the notice period; you will continue to be subject to Oppenheimer's policies and procedures, and you may not become employed or conduct new outside business activities elsewhere.

Agreement Not to Recruit or Interfere

The relationships between Oppenheimer and its affiliates and its and their employees, consultants, contractors, agents, and actual and prospective clients constitute valuable assets of Oppenheimer that provides a competitive advantage to Oppenheimer, and may not be converted to your own use, or for the use of any third party. Accordingly, in consideration for this offer of employment and Oppenheimer making the financial commitment contemplated hereunder, you agree that during your employment and for a period of one (1) year following the termination of your employment, you will not directly or indirectly, on behalf of yourself or any other person, company or entity, or in any capacity (including through any person, corporation, partnership or other business entity of any kind), solicit, induce, encourage or advise or in any manner attempt to induce, encourage, or

persuade any employee, consultant, contractor, agent or representative of Oppenheimer or its affiliates (collectively "OPCO") to: (a) terminate his or her relationship with OPCO, (b) become an employee, consultant, contractor, agent or representative of another entity, or (c) in any manner interfere with the business of OPCO.

In addition, you agree that during your employment and for a period of one (1) year following the termination of your employment, you will not directly or indirectly, on behalf of yourself or any other person, company or entity, or in any capacity (including through any person, corporation, partnership or other business entity of any kind), solicit, induce, encourage or advise any individual or entity that was client of OPCO during your employment with OPCO, to terminate, diminish, amend or postpone any business relationship with OPCO, or to become a client of any entity, other than OPCO, whether pursuant to a written engagement or otherwise.

You agree that the "Notice Period" and "Agreement Not To Recruit or Interfere" provisions above are reasonable and that, in the event of an actual or prospective violation of any of the terms of these provisions, you acknowledge that Oppenheimer will be subject to irreparable harm and that Oppenheimer will have the right to seek provisional remedies, including immediate injunctive or other equitable relief, in accordance with the law. But for the "Notice Period" and "Agreement Not to Recruit" provision recited herein, Oppenheimer would not agree to the financial commitment contemplated hereunder.

Additional Provisions

This job offer is contingent upon your execution of the Arbitration Agreement between you and Oppenheimer, which is included in your New Hire Packet, the satisfactory completion of various pre-employment background checks (which may include reference checks, employment and education verification and a criminal background check), your providing us with verification of your identity and ability to work legally for Oppenheimer in the United States in accordance with the Form I-9 requirements, your obtaining all licenses necessary for you to perform your job at Oppenheimer, and your agreement to comply with all Oppenheimer policies applicable to you or your employment, including but not limited to policies governing confidential information and non-disclosure obligations, and all other policies in Oppenheimer's Code of Conduct. You acknowledge that by signing the Oppenheimer Pre-Hire Information Consent Form, you gave consent to Oppenheimer to verify your previous employment, registration and, if applicable, disciplinary history through the FINRA-CRD system.

You confirm that you have no outside business activities or private investments that will reduce or impair your ability to apply all of your working efforts to Oppenheimer's business or that would create a conflict or an appearance of conflict for Oppenheimer or for you in your performance of your duties at Oppenheimer. Your continuance of any such activities or investments is at Oppenheimer's sole discretion.

While employed, you (and where applicable, your eligible dependents) will be eligible to participate in the Oppenheimer benefits plans available to similarly-situated employees, which, as of your start date, includes comprehensive healthcare coverage, dental insurance, life insurance, disability insurance, and a 401(k) plan. These benefits will be available to you on your first day of

eligibility, which (for all plans except the 401(k) plan) is the first day of the month immediately following your start date and you may participate, subject to the terms and conditions of the applicable benefit plan. The employee welcome package you will receive on your first day of employment will provide an overview of our plans. Please note that you must sign up for this coverage and submit completed forms within thirty (30) days of employment. Oppenheimer reserves the right to modify, suspend or terminate these plans, in whole or in part, at any time and for any reason in its sole discretion. The full terms and conditions of these plans can only be determined by reviewing the official plan documents for these plans. In the event of any inconsistency between this letter and the official plan documents, the official plan documents shall control in all cases.

Any payment made to you or benefit provided to you under this letter or otherwise will be reduced by any applicable taxes and withholdings and other applicable deductions, including without limitation, those you have elected under applicable benefit plans.

This offer is extended to you based on your representations to Oppenheimer that: (1) you have fully disclosed to Oppenheimer any pending legal, regulatory or administrative proceeding or matter relating to you or Oppenheimer or any past or current client or employee of Oppenheimer; (2) you are currently licensed, or will within ninety (90) days of your start date become licensed, registered and in good standing to perform the necessary duties in all states in which you intend to do business; (3) you are not subject to any restrictive covenants or non-competition agreements that in any way restrict your ability to perform your employment services for Oppenheimer or to engage in or solicit any business of any type engaged in by Oppenheimer and you are not required to obtain the consent of any person, firm, corporation or entity of any kind whatsoever in order to accept this offer and commence employment with Oppenheimer; (4) you need not and will not use any confidential information of any third party to which you owe a duty of non-use or non-disclosure to perform your employment services for Oppenheimer or to engage in or solicit any business of the type engaged in by Oppenheimer; and (5) you will notify Oppenheimer in the event any of the above circumstances shall change, specifically if you become subject to any legal, regulatory or administrative proceeding or matter relating to you or Oppenheimer or any past or current client or employee of Oppenheimer.

Nothing in this letter agreement shall prohibit or restrict you from lawfully (A) initiating communications directly with, cooperating with, providing relevant information to or otherwise assisting in an investigation by the SEC, FINRA, or any other governmental or regulatory body or official or SRO regarding a possible violation of any applicable law, rule or regulation; (B) responding to any inquiry from any such governmental or regulatory body or official or SRO or governmental authority; or (C) testifying, participating or otherwise assisting in an action or proceeding relating to a possible violation of any such law, rule or regulation.

Employment with Oppenheimer is at the mutual consent of each employee and Oppenheimer. While Oppenheimer has every hope that your employment will be beneficial and rewarding, your employment is on an "at-will" basis and both you and Oppenheimer retain the right to terminate your employment relationship, at any time, for any reason, with or without cause. By signing this letter, you agree that this offer of employment is not intended to be and should not be construed to be a contract of employment for a definite term or any specific or particular period of time. Please

note that no officer of Oppenheimer or any other individual has the authority to make any contrary agreement or representation. Accordingly, this constitutes a final and fully binding integrated agreement with respect to the "at-will" nature of your employment.

As required by the Application for Employment, you will be required to provide three (3) references. You acknowledge that this offer may be revoked or your employment may be terminated upon receipt of negative comments by Oppenheimer from your references.

The Arbitration Agreement applicable to your anticipated employment with Oppenheimer is included in your New Hire Packet. The Arbitration Agreement provides, among other things, that you and Oppenheimer agree to have all Covered Claims (as defined in the Arbitration Agreement between you and Oppenheimer), including any claims or disputes between you and Oppenheimer based on, arising out of, or which arose out of or in any way relate to your employment, compensation, and terms and conditions of employment with Oppenheimer, or the termination thereof, and any claims or disputes based on, arising out of, or which arose out of or in any way relate to this letter agreement be resolved by final and binding arbitration on a non-class, non-collective, and non-representative action basis in accordance with and subject to the terms of the Arbitration Agreement, and the class action, collective action, and representative action waivers set forth therein. The Arbitration Agreement is incorporated by reference and constitutes a material part of Oppenheimer's offer of employment to you. The Arbitration Agreement, including the waivers set forth in Paragraph 4 thereof, will governed by and interpreted in accordance with the Federal Arbitration Act, but to the extent any issue relating to the Arbitration Agreement is governed by state law, it shall be governed by the laws of the State of New York without regard to choice of law principles. If you have any questions about the Arbitration Agreement, please contact the Office of the General Counsel at (212) 668-5771.

This offer letter agreement supersedes and replaces any and all prior offer, agreements, statements and representations made, whether written or oral, including statements and representations made in any advertisement or in the course of any job interviews, discussions, or negotiations for this position, except for those set forth in the Arbitration Agreement which shall be binding on you and Oppenheimer in accordance with its terms. No oral modification to this offer letter and agreement shall be valid. Oppenheimer reserves the right to unilaterally amend or cancel this offer letter agreement at any time and with respect to any provisions hereof by providing written notice to you, unless otherwise prohibited by applicable Federal or state law.

Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to you under this Agreement or any other agreement or arrangement with Oppenheimer which is subject to recovery under any law, government regulation or Oppenheimer policy, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or Oppenheimer policy. Oppenheimer will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law, regulation or Oppenheimer policy.

The rights and benefits of Oppenheimer under this agreement shall be transferable, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by its

successors and assigns. You may not assign this agreement. This agreement shall be binding upon your personal representatives, executors, heirs and estate.

If any provision in this offer letter and agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision herein and this offer letter and agreement will be enforced and construed as if such invalid or unenforceable provisions had not been included.

This offer letter will be governed, construed and enforced in accordance with the laws of the State of New York without regard to choice of law principles.

Although Oppenheimer does not guarantee the tax treatment of any payment or benefit referred to in this letter, to the extent applicable, any payments or benefits referred to herein are intended to comply with, or be exempt from, the applicable requirements of Internal Revenue Code Section 409A.

We are genuinely pleased to have you join the Company, and are looking forward to your contribution to our team. To indicate that you accept the terms of this offer, please sign and date the letter, and return it within five (5) business days of receipt of this letter. If you have any questions about any part of this letter, please do not hesitate to contact the undersigned or if you have any questions regarding Oppenheimer's standard employee benefits, please contact the Benefits Department at (248) 637-8338.

Sincerely,

Albert Lowenthal

Albert G. Lowenthal
Chairman of the Board and Chief Executive Officer

Offer Accepted:

BMWatkins

Brad M. Watkins

Date: 5/8/22

Annex A

"For Cause" being defined herein in this Agreement as:

1. Any material misrepresentation to the Company or any of its affiliated entities concerning Employee's employment at his/her previous employer in reliance upon which the Company has entered into this agreement.
2. Any act or omission which constitutes a material breach of Employee's obligations to the Company if reasonably capable of cure, is not cured to the reasonable satisfaction of the Company within ten (10) days after written notice from the Company to you.
3. Employee's material failure or refusal to perform satisfactorily any duties reasonably required of Employee if reasonably capable of cure, is not cured to the reasonable satisfaction of the Company within ten (10) days after written notice from the Company to you.
4. Employee's commission of any criminal, dishonest, fraudulent or unethical act, or any other act or omission which has caused or may reasonably be expected to cause material injury to the interests or business reputation of the Company; or
5. Employee's violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Company is a member or on which the Company transacts business or of any policy of the Company relating to compliance with any of the foregoing if reasonably capable of cure, is not cured to the reasonable satisfaction of the Company within ten (10) days after written notice from the Company to you.